As filed with the Securities and Exchange Commission on November 19, 2003

Registration No. 333-_________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under the Securities Act of 1933

ReGen Biologics, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	23-2476415

(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)

1290 Bay Dale Drive
PMB 351
Arnold, MD 21012
(410) 349 – 2431
(Address of Principal Executive Offices)

ReGen Biologics, Inc. Amended and Restated Employee Stock Option Plan
(Full title of the Plans)

Gerald E. Bisbee, Jr., Ph.D.
CHAIRMAN AND CHIEF EXECUTIVE OFFICER
ReGen Biologics, Inc.
1290 Bay Dale Drive
PMB 351
Arnold, MD 21012
(Name and Address of agent for service)

(410) 349 – 2431
(Telephone number, including area code, of agent for service)

Copies to:
Andrew M. Tucker, Esq.
Shaw Pittman LLP
1650 Tysons Boulevard
McLean, Virginia 22102
(703)770-7900

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of securities	Amount to be	Offering Price Per	Aggregate Offering	Amount of
to be registered	Registered	Share	Price	Registration Fee

Common Stock $0.01 par value	3,753,411 (1)	$1.21 (2)	$4,541,627.31	$367.42

     1.     Amount represents the number of shares issuable pursuant to the Amended and Restated Employee Stock Option Plan of ReGen Biologics, Inc. in addition to the 1,696,589 shares registered on Registration Statement No. 333-23731, the 500,000 shares registered on Registration Statement No. 333-88745, and the 500,000 shares registered on Registration Statement No. 333-36423. This Registration Statement shall also cover any additional shares of common stock which may become issuable by reason of any stock dividend, stock split, recapitalization or other similar transactions in accordance with Rule 416 under the Securities Act of 1933, as amended.

     2.     Estimated solely for the purpose of calculating the registration fee, and based upon the high and low prices price per share of the Registrant’s Common Stock on the OTCBB as of November 12, 2003 in accordance with Rule 457(h) of the Securities Act of 1933, as amended.

PART I.           INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The information required by Part I is included in documents sent or given to participants in the Amended and Restated Non-Employee Director Stock Option Plan of ReGen Biologics, Inc., a Delaware corporation (the “Registrant”), pursuant to Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

PART II.         INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

               Item 3.      Incorporation of Documents by Reference.

     The Registrant is subject to the informational and reporting requirements of Sections 13(a), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission. The following documents, which are on file with the Securities and Exchange Commission, are incorporated in this Registration Statement by reference:

(a)	The Registrant’s latest annual report filed pursuant to Section 13(a) of the Exchange Act, that contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed;

(b)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above.

(c)	The description of the common stock of the Registrant, $0.0l par value per share (the “Common Stock”), which is contained in a registration statement on Form 8-A filed under the Exchange Act on June 4, 1996, including any amendment or report filed for the purpose of updating such description.

     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all shares offered hereby have been sold or which deregisters all shares then remaining unsold, shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

     Item 4.           Description of Securities.

     Not Applicable.

     Item 5.           Interests of Named Experts and Counsel.

     Not Applicable.

     Item 6.           Indemnification of Directors and Officers.

     Our charter includes provisions that eliminate the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to the Company or its stockholders;

•	for acts or omissions not in good faith or that involved intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation law; or

•	for any transaction from which the director derives an improper personal benefit.

     Our charter requires, as a condition to advancing expenses, the delivery to the corporation of an undertaking by or on behalf of such director or officer to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified.

     Our charter further provides for the indemnification of our directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law. Indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company under the foregoing provisions, or otherwise. We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act may be against public policy as expressed in the Securities Act and in such an event would be unenforceable.

     Our officers and directors are also indemnified pursuant to the Registration Rights Agreements entered into as of September 23, 2003 and September 30, 2003 by and among the Company, each of the holders of the Series A Convertible Preferred Stock and each of the holders of the Series C Convertible Preferred Stock. These agreements provide for indemnification of officers and directors for losses, claims, damages, or liabilities incurred by these people arising out of his or her services as an officer or director or at our request.

     Item 7.           Exemption from Registration Claimed.

     Not applicable.

     Item 8.           Exhibits.

     The Exhibit Index immediately preceding the exhibits is attached hereto and incorporated herein by reference.

     Item 9.           Undertakings.

                    1.     The Registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                    2.     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                    3.     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Arnold, Maryland on the 19th day of November, 2003.

ReGen Biologics, Inc. By: /s/ Gerald E. Bisbee, Jr., Ph.D. Gerald E. Bisbee, Jr., Ph.D. Chairman and Chief Executive Officer

POWER OF ATTORNEY

     We, the undersigned officers and directors of ReGen Biologics, Inc. hereby severally constitute Gerald E. Bisbee, Jr., Ph.D. and Brion Umidi, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below the Registration Statement on Form S-8 filed herewith and any and all subsequent amendments to said Registration Statement, and generally to do all such things in our names and behalf in our capacities as officers and directors to enable ReGen Biologics, Inc. to comply with all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gerald E. Bisbee, Jr., Ph.D. Gerald E. Bisbee, Jr., Ph.D.	Chairman, President and Chief Executive Officer	November 19, 2003

/s/ Brion Umidi Brion Umidi	Senior Vice President, Chief Financial Officer and Chief Accounting Officer	November 19, 2003

/s/ Alan W. Baldwin Alan W. Baldwin	Director	November 19, 2003

/s/ Richard Fritschi Richard Fritschi	Director	November 19, 2003

/s/ Robert G. McNeil, Ph.D. Robert G. McNeil, Ph.D.	Director	November 19, 2003

/s/ J. Richard Steadman, M.D. J. Richard Steadman, M.D.	Director	November 13, 2003

/s/ Abhi Acharya Abhi Acharya	Director	November 13, 2003

EXHIBIT INDEX

Exhibit
Number	Description
3.1*	Amended and Restated Certificate of Incorporation of the Registrant

3.2**	Certificate of Amendment to the Certificate of Incorporation

3.3***	Certificate of Ownership and Merger

3.4****	Amended and Restated By-Laws of the Registrant

3.5*****	Description of the common stock of the Registrant

5.1	Opinion of Shaw Pittman LLP, counsel to the Registrant

23.1	Consent of Ernst & Young LLP

23.2	Consent of Shaw Pittman LLP, counsel to the Registrant (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page of this Registration Statement)

*	Incorporated herein by reference from Exhibits to the Registrant’s Report on Form 10-Q for the quarter ended June 30, 1997 (File No. 0-20805)

**	Incorporated herein by reference from Exhibits to the Registrant’s Report on Form 10-Q for the quarter ended June 30, 2001 (File No. 0-20805)

***	Incorporated herein by reference from Exhibits to the Registrant’s Current Report on Form 8-K dated January 6, 2003 (File No. 0-20805)

****	Incorporated herein by reference from Exhibits to the Registrant’s Report on Form 10-K for the year ended December 31, 2000 (File No. 0-20805)

*****	Incorporated herein by reference from the Registrant’s Registration Statement on Form 8-A filed on June 4, 1996 (File No. 0-20805), including any amendment or report filed for the purpose of updating such description